                                                                    EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of April 12th, 2001, by and between Michael J. Mark, an individual resident of the State of Georgia ("Employee"), and Horizon Medical Products, Inc., a Georgia corporation (the "Employer").

                              W I T N E S S E T H:

         WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1         EMPLOYMENT.

         Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as Chief Operating Officer of Employer and will be responsible for the day-to-day operations of Employer, subject to the direction of the Board of Directors and as outlined in the job description attached hereto as Exhibit "A". Employee agrees to devote his full business time and best efforts to the performance of such duties that the Board of Directors of Employer (the "Board of Directors") may assign Employee from time to time and will report to the Board of Directors.

         SECTION 2         TERM OF EMPLOYMENT.

         The term of Employee's employment hereunder (the "Term") shall be from April 16, 2001 (the "Effective Date") until termination upon the occurrence of any of the following events, provided that the Term shall expire on April 16, 2004 if not previously terminated:

                  (I) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of three (3) consecutive months during the Term hereof, by reason of mental or physical disability);

                  (II) The termination by Employer of Employee's employment hereunder, upon prior written notice to Employee, for "good cause". For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, or embezzlement, (B) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or any subsidiary of Employer, or in misconduct or unlawful or improper activities materially damaging to the business of Employer or any subsidiary of Employer, or (C) if Employee fails to comply with the terms of this Agreement, and, within thirty

                           (30) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails, provided, that Employee will be given the opportunity to explain his position in the matter at a meeting of the Board of Directors of Employer prior to any termination under this clause (C), or (D) if Employee wilfully neglects or breaches his duties or engages in intentional misconduct in discharging his duties as an officer and employee of the Employer, or (E) if Employee fails to meet either quarterly or annual management business objectives that are specifically established for Employee by the Board of Directors or the Compensation Committee of the Board of Directors and that are agreed to by Employee;

                  (III) The termination of this Agreement by Employee upon at least ninety (90) days prior written notice;

                  (IV) The termination of this Agreement by Employer without cause upon at least thirty (30) days prior written notice; or

                  (V) The termination of this Agreement by mutual written agreement of Employer and Employee.

         SECTION 3         COMPENSATION.

               3.1 TERM OF EMPLOYMENT. Employer will provide Employee with the following salary, expense reimbursement, and additional employee benefits during the term of employment hereunder:

                  (A) SALARY. Employee will be paid a salary (the "Salary") of no less than Two Hundred Thousand Dollars ($200,000.00) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Salary shall be reviewed by the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee") of Employer on at least an annual basis, but shall not be below $200,000.00.

                  (B) BONUS. For each calendar year during the Term commencing with the year 2001 and each quarter beginning with the second quarter of 2001, Employee will be entitled to earn (i) a quarterly bonus of $15,000.00, based upon quarterly management business objectives established by the Compensation Committee or the Chief Executive Officer of Employer, and (ii) an annual bonus of

                           $60,000.00 for each calendar year, based upon criteria established by the Compensation Committee or the Chief Executive Officer of Employer.

                  (C) CAR ALLOWANCE. Employer shall provide Employee with a monthly automobile allowance of $1,000.00.

                  (D) VACATION. Employee shall receive four (4) weeks vacation time per calendar year during the term of this Agreement commencing with the year 2001. Any unused vacation days in any calendar year may not be carried over to subsequent years.

                  (E) EXPENSES. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer. Reimbursement requests will comply with the Employer's procedures and policies and must be approved by the Chief Executive Officer.

                  (F) BENEFIT PLANS. Employee may participate in such medical, dental, disability, hospitalization, life insurance, and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of vice-president executives of Employer, on the terms and subject to the conditions set forth in such plans, including without limitation Employer's 401(k) Plan.

                  3.2 EFFECT OF TERMINATION. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of Termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. Except in the case of a termination of the employment of Employee pursuant to Section 2(ii) hereof or a termination by Employee of Employee's employment pursuant to Section 2(iii) hereof, Employee shall be deemed to have earned any bonus payable with respect to the quarter and calendar year in which the Termination Date occurs on a prorated basis (with the bonus calculated as of the end of the quarter and the year in which the Termination Date occurs and with proration through the Termination Date).

                  If Employee's employment is terminated by Employer pursuant to
Section 2(ii) hereof prior to April 16, 2002, then Employer shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) for six (6) months during the Termination Period (as defined below) in periodic payments (on the same basis as if Employee continued to serve as an employee hereunder for such period), and Employee shall continue to be eligible to receive his automobile allowance and to have Employer pay his individual premiums for his COBRA health insurance benefits during such six (6) month Termination Period without any additional expense to Employee. If Employee's employment hereunder is terminated by Employer pursuant to Section 2(iv) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) during the applicable Termination Period (as defined below) in periodic payments (on the same basis as if Employee continued to serve as an employee hereunder for such period) and Employee shall continue to be eligible to receive his automobile allowance and to have Employer pay his individual premiums for his COBRA health insurance benefits during the applicable Termination Period without any additional expense to Employee. The "Termination Period" shall mean a period that commences on the Termination Date and continues thereafter for (i) six (6) months if Employee is given notice of termination by Employer prior to April 16, 2002 under either
Section 2(ii) or Section 2(iv) hereof, and (ii) twelve (12) months if Employee is given notice of termination by Employer under Section 2(iv) hereof after April 15, 2002.

                  If within thirty (30) days after the effective date of an acquisition of Employer (as a result of a merger, sale of substantially all of Employer's assets, sale of more than fifty percent (50%) of Employer's outstanding shares, or otherwise), Employer or its successor has not offered to Employee a position of employment (under which employment Employee would have an office within a fifty (50) mile radius of his home in Suwanee or a fifty (50) mile radius of the Employer's office in Manchester, Georgia) that is mutually acceptable to Employee and Employer or its successor, then Employee may thereafter resign from his employment under Section 2(iii) above and in the event of such resignation Employer or its successor shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) during the Termination Period in periodic payments (on the same basis as if Employee continued to serve as an employee hereunder for such period) and Employee shall continue to be eligible to receive his automobile allowance and to have Employer pay his individual premiums for his COBRA health insurance benefits during the Termination Period without any additional expense to Employee.

         SECTION 4         STOCK OPTIONS.

         The Compensation Committee of the Board of Directors of the Employer will grant to Employee options to purchase One Hundred Fifty Thousand (150,000) shares of common stock of Employer under and subject to Employer's 1998 Stock Incentive Plan (the "Plan"), and Employer will use its best efforts to finalize such grant prior to May 1, 2001. The option price will be the closing stock price on the day the options are granted by the Compensation Committee. The options will vest on the following schedule under the Plan: one-third on the first anniversary date of the Effective Date, one-third on the second anniversary date of the Effective Date, and one-third on the third anniversary date of the Effective Date.

         If the shareholders of Employer at the annual meeting of shareholders scheduled for May 8, 2001 approve the proposed increase in the number of shares that are authorized and available for options under the Plan, the Compensation Committee will grant to Employee options to purchase fifty thousand (50,000) shares of common stock of Employer under and subject to the Plan. The option price will be the closing stock price on the date the options are granted by the Compensation Committee, and the options will vest on the following schedule under the Plan: one-third on the first anniversary date of the Effective Date, one-third on the second anniversary date of the Effective Date, and one-third on the third anniversary date of the Effective Date.

         Any of the options that are granted to Employee and that are not vested shall fully and immediately vest and become exercisable upon a Change in Control of Employer (as defined in the Plan).

         SECTION 5 NON-DISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION; INVENTIONS.


                  5.1 TRADE SECRETS. During the term of the Employee's employment by the Employer and after the termination of such employment, whether such termination is by the Employee or the Employer, the Employee shall not use or disclose, or permit any unauthorized person access to, any Trade Secrets belonging to the Employer or any third party whose Trade Secrets are in the possession of the Employer.

                  5.2 CONFIDENTIAL INFORMATION. During the term of the Employee's employment by the Employer and for a period of two (2) years after termination of such employment, whether such termination is by the Employee or by the Employer, the Employee shall not use or disclose, or permit any unauthorized person access to, any Confidential Information belonging to the Employer or any third party whose Confidential Information is in the possession of the Employer.

                  5.3      DELIVERY OF INFORMATION. Upon request of the
Employer and in any event upon the termination of employment with the Employer, the Employee shall deliver to the Employer all memoranda, notes, records, tapes, documentation, disks, manuals, files, or other documents, and all copies thereof, concerning or containing Confidential Information or Trade Secrets that are in the Employee's possession, whether made or compiled by the Employee or furnished to the Employee by the Employer.

                  5.4 DEFINITION OF TRADE SECRETS. For purposes of this Agreement, "Trade Secrets" shall refer to the trade secrets of the Employer as that term is defined in the Official Code of Georgia Annotated, ss.10-1-761, as amended from time to time. Trade Secrets also include any information described herein which the Employer obtains from a third party, which Employer or such third party treats as proprietary or designates as Trade Secrets, whether or not owned or developed by the Employer.

                  5.5 DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" shall mean any data or information, other than Trade Secrets, that is of value to the Employer and is not generally known to competitors of the Employer and that is treated by the Employer as confidential (whether or not such material or information is marked "confidential"). To the extent consistent with the foregoing and to the extent not Trade Secrets, Confidential Information includes, but is not limited to, lists of any information about the Employer's executives and employees, marketing techniques, price lists, pricing policies, business methods, manufacturing processes and records, product design or inventions, regulatory files and information, supplier and vendor information and contracts, and financial information. Confidential Information also includes any information described in this paragraph which the Employer obtains from a third party, which the Employer or the third party treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Employer.

                  5.6 DEFINITION OF EMPLOYER. For purposes of this Section 5, the term "Employer" includes Horizon Medical Products, Inc. and its subsidiaries.

                  5.7 INVENTIONS. Any invention developed by Employee during the course of his employment while working at Employer shall be the sole property of Employer, and Employee agrees to execute an appropriate assignment instrument upon request by Employer transferring all rights in any such invention to Employer.

         SECTION 6         NON-COMPETITION AND NON-SOLICITATION OF EMPLOYEES.

                  6.1 NON-COMPETITION. During the Term and for the period of years described below after the termination of Employee's employment with Employer, whether such termination is by Employee or Employer, or after expiration of the Term, Employee shall not, on his own behalf or on behalf of others, engage within the United States as chief executive officer or chief operating officer for any company or firm (or chief executive officer or head of any business unit or division of any such company or firm) that manufactures or markets products that compete with any products of the Employer. The period of years for the non-competition covenant in the preceding sentence shall be (i) six (6) months after such termination of employment if Employee's employment is terminated prior to April 16, 2002, and (ii) one (1) year after such termination of employment if Employee's employment is terminated on or after April 16, 2002, and (iii) one (1) year after expiration of the Term.

                  6.2 NON-SOLICITATION. For a period of two (2) years after the termination of his employment with Employer, whether such termination is by Employee or Employer, Employee, on his own behalf or on behalf of others, shall not hire or induce or solicit to leave employment with Employer any employee of Employer.

         SECTION 7         MISCELLANEOUS.

                  7.1 INDEMNIFICATION. Employee is entitled to indemnification from Employer for claims against Employee in his capacity as an officer or employee of Employer in the manner provided in the bylaws of Employer and Georgia law.

                  7.2 SEVERABILITY. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

                  7.3 NOTICES. Any and all notices hereunder should be given in writing by personal delivery or by certified United States mail (return receipt requested), and addressed to such party at the addresses designated below:

                           EMPLOYER:        Horizon Medical Products, Inc.
                                            ATTN:  CHIEF EXECUTIVE OFFICER
                                            Seven North Parkway Square
                                            4200 Northside Parkway, N.W.
                                            Atlanta, Georgia  30327

                           EMPLOYEE:        Michael J. Mark
                                            118 Riverview Drive
                                            Suwanee, Georgia  30024

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

                  7.4 BINDING EFFECT. This Agreement inures to the benefit of, and is binding upon, Employer and its successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

                  7.5 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements, and understandings between or among Employer and Employee. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

                  7.6 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

                  7.7 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.8 SPECIFIC PERFORMANCE. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in
Section 5 or Section 6 of this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

                  7.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                 HORIZON MEDICAL PRODUCTS, INC.



                                 By:    /s/ Marshall B. Hunt
                                    ------------------------------------------
                                    Marshall B. Hunt, Chief Executive Officer


                                 EMPLOYEE:



                                        /s/ Michael J. Mark
                                 ---------------------------------------------
                                 Michael J. Mark

                       EXHIBIT "A" TO EMPLOYMENT AGREEMENT


                         Horizon Medical Products, Inc.

                              Description of Duties


He is responsible for the plans, policies, and profitability of the total company. His major objective is to achieve the plan, which will maximize value for the shareholders and creditors. He is responsible for bank relations and communications. He serves much as the CEO and should be promotable to that position within two years. Specific duties are as follows, but not limited to:

         -        Board relations and communications

         -        Bank relations and communications

         -        Achievement of the sales and profit objectives of the company

         -        Compliance with the policies and procedures of the company

         - Compliance and modifications where necessary to the Business Strategic Plan for 2001-2004

         - Utilization of the Chairman and Vice Chairman to assist him in the accomplishment of this objectives

         - Utilization and direction of the manufacturing division of the company

         - Utilization and direction of sales and marketing of the company

         - Direction and utilization of IT and financial/administrative functions.

In summary, he is responsible for all that happens or fails to happen in the company.